Bunge Reports First Quarter 2017 Results

White Plains, NY – May 3, 2017 – Bunge Limited (NYSE:BG)

•	Q1 GAAP EPS of $0.31 vs. $1.60 last year, $0.35 vs $1.41 on an adjusted basis

•	Agribusiness impacted by delayed farmer selling, shifting results to later in the year

•	Expect solid earnings growth in 2017

•	Combined Agri-Foods trailing four quarter ROIC of 7.2%; 0.2 points over WACC

•	Trailing four quarter operating cash flow of ~$1.8 billion; trailing four quarter adjusted funds from operations of $1.3 billion

	Financial Highlights

US$ in millions, except per share data	3/31/17	3/31/16
Net income attributable to Bunge	$47	$235

Net income (loss) per common share from continuing operations-diluted	$0.31	$1.60

Net income (loss) per common share from continuing operations-diluted, adjusted (a)	$0.35	$1.41
Total Segment EBIT (a)	$133	$322
Certain gains & (charges) (b)	$(6)	$-
Total Segment EBIT, adjusted (a)	$139	$322
Agribusiness (c)	$109	$282
Oilseeds	$92	$138
Grains	$17	$144
Food & Ingredients (d)	$45	$52
Sugar & Bioenergy	$(11)	$(14)
Fertilizer	$(4)	$2

(a)
Total Segment earnings before interest and tax (“Total Segment EBIT”); Total Segment EBIT, adjusted; net income (loss) per common share from continuing operations-diluted, adjusted funds from operations and ROIC are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge’s website.

(b)	Certain gains & (charges) included in Total Segment EBIT. See Additional Financial Information for detail.
(c)	See footnote 7 of Additional Financial Information for a description of the Oilseeds and Grains businesses in Bunge’s Agribusiness segment.
(d)	Includes Edible Oil Products and Milling Products segments.

	Overview

Soren Schroder, Bunge’s Chief Executive Officer, stated, “The slow pace of farmer selling in South America compressed margins in Agribusiness and led to a lower than expected first quarter. Our teams managed risks, logistics and industrial operations well. Despite this difficult start, we continue to expect 2017 to be a year of solid year-over-year earnings growth, although below our prior expectations.

“Farmers in South America are in the process of harvesting record soybean crops and are on track for record corn production, over 70% of which has yet to be commercialized. We expect the pace of selling to increase in the second quarter in front of the prospects of large crops in the Northern Hemisphere, and these sales, combined with lower commodity prices, should lead to improved soy crushing margins.

“In Food & Ingredients, volumes in Edible Oils increased, while margins in Milling reflected increased competition and softer demand in both Brazil and Mexico. Our market shares remain strong, and we expect margins to expand as we continue to execute on our value added programs and capture additional performance improvement benefits.  In Sugar & Bioenergy, we are confident in a strong year with most of our sugar hedged at higher prices and continued benefits in sugarcane yields from operational improvements.

“We have made good progress with our performance improvement initiatives.  We delivered $22 million of cost savings in the first quarter and are on track to achieve $100 million of benefits in 2017. We have also reduced our 2017 capex by $50 million. Importantly, to align our cost structure with the competitive environment, we continue to seek and identify additional opportunities to ensure operating excellence throughout the organization. We will report progress on these cost reduction and efficiency initiatives in the coming quarters.”

	First Quarter Results

Agribusiness
Slow farmer selling due to lower commodity prices and stronger local currencies negatively impacted our grain origination and soy processing operations in Brazil and Argentina. Grain and Oilseeds distribution results were also lower due to limited forward merchandising opportunities. Partially offsetting these lower results were higher softseed processing results in Canada and Europe, which were driven by bigger seed crops and improved vegetable oil demand. Higher oilseed processing results in China, due to improved margins and volumes, offset lower crush results in the U.S., which were down due to lower margins. Higher costs in Oilseeds were primarily driven by appreciation of the Brazilian real, inflation in Argentina and closing costs for our recently announced acquisition of crush plants in Europe.  Contributions from risk management were positive, though lower than the strong prior year quarter. Higher volumes in the quarter, which reflect shipments and not the time of pricing with farmers, were primarily driven by increased grain origination in the U.S., which benefited from the record harvest, and increased soy processing in China and softseed processing in Europe. The combination of acquisition closing costs and unfavorable mark-to-market negatively impacted results by approximately $24 million in the quarter.

Edible Oil Products
Higher results in the quarter were primarily driven by Brazil, which increased volumes and margins in most product categories in what remains a challenging economic environment. By managing the complete soybean chain, our Brazilian team leveraged our integrated footprint to meet customer demand during a period of tight oil supply. Overall results were partially offset by lower margins in U.S. refining and packaging. Earnings in other regions of the world were comparable with last year. Results in 2016 included a $12 million mark-to-market gain, which reversed in the second quarter.

Milling Products
The decline in segment performance was due to our North American operations. In Mexico, results were impacted by lower volumes, unfavorable currency translation and delays in passing through higher raw material costs in local currency due to industry softness. In the U.S., higher volumes were more than offset by lower margins. Brazil results were comparable to last year as higher margins offset lower volumes. Despite continued depressed consumer spending in Brazil and a reduction in industry demand, we grew market share, positioning us well to benefit from any economic recovery. Results in the quarter were negatively impacted by approximately $8 million of costs related to severance, acquisition expenses and mark-to-market.

Sugar & Bioenergy
The first quarter is the inter-harvest period in Brazil when sugarcane mills in the Center-South region typically do not operate for most of the quarter and are selling sugar and ethanol inventories from the previous sugarcane harvest.

Adjusting for $6 million of severance and restructuring costs, the improved results in the quarter were primarily driven by our industrial milling business, which benefited from higher sugar volumes and prices compared to last year. Results in trading and distribution were negatively impacted by sugar price volatility and were down from last year. Results and related development costs associated with our renewable oils joint venture equated to a loss of $6 million in the quarter.

Fertilizer
Typically, the first and second quarters are seasonal low points for fertilizer volumes as a result of the Argentine agricultural growing cycle.  Decreased results in the quarter were primarily driven by lower margins at our Argentine operation.

Cash Flow
Cash used by operations in the first quarter of 2017 was $47 million compared to cash generated of $77 million in 2016. The year-over-year decrease was primarily driven by lower earnings, which more than offset lower levels of working capital. Adjusted funds from operations of $202 million was $211 million lower than the year ago period of $413 million.

Income Taxes
The effective tax rate for the quarter ended March 31, 2017 was 34%.  The high rate was primarily due to the disproportionate effect of losses from entities with no tax benefit in a period of relatively low overall taxable income. We expect this disproportionate impact to normalize over the course of the year resulting in a full year tax rate of 24% to 27%.

	Outlook

Thomas Boehlert, Chief Financial Officer, stated, “In Agribusiness, we expect improvement in 2017 from last year’s results. South American farmers have produced record bean and corn crops and have a significant percentage remaining to price.  On-farm storage has increased in parts of Brazil over the years, but capacity is well below current production estimates. In Oilseeds, product demand is strong and in line with our long term projections.  While soy processing margins have been good in the U.S., they remain below our expectations in South America. We expect margins to improve as farmer selling picks up in the coming months and customers’ replenish pipelines; however, as a result of this delay, we are adjusting our full-year 2017 EBIT range to $800 million to $925 million, weighted to the second half of the year.

“In Food & Ingredients, we expect Edible Oils to continue to show strong year-over-year improvement in 2017 on higher volumes and margins. However, due to the weaker than expected start in Milling and anticipation of continued soft consumer demand from the tough economic environments in Brazil and Mexico, we are adjusting our full-year 2017 EBIT range to $245 million to $265 million, weighted to the second half of the year due to seasonality.

“In Sugar & Bioenergy, we expect 2017 EBIT of $100 million to $120 million. Our outlook for year-over-year improvement reflects sugar prices hedged at higher levels and higher cane yields and crush, which assumes normal seasonal weather patterns. Similar to past years, results will be seasonally weak until the second half of the year.

“In Fertilizer, we expect 2017 EBIT of approximately $25 million. Results will be seasonally weak until the second half of the year.

“Additionally, we have reduced expected capex spend by $50 million to a range of $700 million to $750 million, of which approximately $150 million is related to sugarcane planting, mill maintenance and productivity projects.”

	Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 8:00 a.m. EDT on Wednesday, May 3, 2017 to discuss the company’s results.

Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.

To listen to the call, please dial (877) 883-0383.  If you are located outside the United States or Canada, dial (412) 902-6506.  Please dial in five to 10 minutes before the scheduled start time.  When prompted, enter confirmation code 4481878.  The call will also be webcast live at www.bunge.com.

To access the webcast, go to “Webcasts and presentations” in the “Investors” section of the company’s website.  Select “Q1 2017 Bunge Limited Conference Call” and follow the prompts.  Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

A replay of the call will be available later in the day on May 3, 2017, continuing through June 2, 2017.  To listen to it, please dial (877) 344-7529 in the United States, (855) 669-9658 in Canada, or (412) 317-0088 in other locations.  When prompted, enter confirmation code 10105275.  A replay will also be available in “Past events” at “Webcasts and presentations” in the “Investors” section of the company’s website.

	About Bunge Limited

Bunge Limited (www.bunge.com, NYSE: BG) is a leading global agribusiness and food company operating in over 40 countries with approximately 32,000 employees.  Bunge buys, sells, stores and transports oilseeds and grains to serve customers worldwide; processes oilseeds to make protein meal for animal feed and edible oil products for commercial customers and consumers; produces sugar and ethanol from sugarcane; mills wheat, corn and rice to make ingredients used by food companies; and sells fertilizer in South America.  Founded in 1818, the company is headquartered in White Plains, New York.

	Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business; fluctuations in energy and freight costs and competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional agricultural, economic, financial and commodities market, political, social and health conditions; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; our ability to achieve the efficiencies, savings and other benefits anticipated from our cost reduction, margin improvement and other business optimization initiatives; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies, tax regulations and biofuels legislation; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Investor Contact: Mark Haden Bunge Limited 914-684-3398 mark.haden@bunge.com	Media Contact: Susan Burns Bunge Limited 914-684-3246 susan.burns@bunge.com

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	Additional Financial Information

The following table provides a summary of certain gains and charges that may be of interest to investors. The table includes a description of these items and their effect on net income (loss) attributable to Bunge, earnings per share diluted and continuing operations for total segment EBIT for the quarters ended March 31, 2017 and 2016.

	Net Income (loss)		Earnings
	Attributable to		Per Share		Total Segment
(US$ in millions, except per share data)	Bunge		Diluted		EBIT
Quarter Ended March 31:	2017	2016	2017	2016	2017	2016
Continuing operations:
Sugar & Bioenergy:
Restructuring charges (1)	$(6)	$-	$(0.04)	$-	$(6)	$-
Income taxes:
Income tax benefits (charges) (2)	-	28	-	0.19	-	-
Total	$(6)	$28	$(0.04)	$0.19	$(6)	$-

Consolidated Earnings Data (Unaudited)

	Quarter Ended
	March 31,
(US$ in millions, except per share data)	2017	2016
Net sales	$11,121	$8,916
Cost of goods sold	(10,661)	(8,296)
Gross profit	460	620
Selling, general and administrative expenses	(378)	(314)
Foreign exchange gains (losses)	56	21
Other income (expense)−net	(3)	(5)
EBIT attributable to noncontrolling interest (a)(4)	(2)	-
Total Segment EBIT (3)	133	322
Interest income	12	10
Interest expense	(65)	(57)
Income tax expense (2)	(28)	(34)
Noncontrolling interest share of interest and tax(a)(4)	1	3
Income (loss) from continuing operations, net of tax	53	244
Income (loss) from discontinued operations, net of tax	(6)	(9)
Net income (loss) attributable to Bunge (4)	47	235
Convertible preference share dividends and other obligations	(8)	(13)
Net income (loss) available to Bunge common shareholders	$39	$222
Net income (loss) per common share diluted attributable to Bunge common shareholders (5):
Continuing operations	$0.31	$1.60
Discontinued operations	(0.04)	(0.06)
Net income (loss) per common share - diluted	$0.27	$1.54
Weighted–average common shares outstanding - diluted	141	149

(a) The line items "EBIT attributable to noncontrolling interest" and "Noncontrolling interest share of interest and tax" when combined, represent consolidated Net loss (income) attributed to noncontrolling interests on a U.S. GAAP basis of presentation.

Consolidated Segment Information (Unaudited)
Set forth below is a summary of certain earnings data and volumes by reportable segment.
	Quarter Ended
	March 31,
(US$ in millions, except volumes)	2017	2016
Volumes (in thousands of metric tons):
Agribusiness	35,023	32,753
Edible Oil Products	1,789	1,602
Milling Products	1,074	1,106
Sugar & Bioenergy	1,847	1,923
Fertilizer	162	166

Net sales:
Agribusiness	$7,819	$6,283
Edible Oil Products	1,880	1,526
Milling Products	382	391
Sugar & Bioenergy	988	658
Fertilizer	52	58
Total	$11,121	$8,916
Gross profit:
Agribusiness	$278	$430
Edible Oil Products	123	112
Milling Products	48	55
Sugar & Bioenergy	9	16
Fertilizer	2	7
Total	$460	$620
Selling, general and administrative expenses:
Agribusiness	$(221)	$(177)
Edible Oil Products	(86)	(79)
Milling Products	(37)	(29)
Sugar & Bioenergy	(29)	(25)
Fertilizer	(5)	(4)
Total	$(378)	$(314)
Foreign exchange gain (loss):
Agribusiness	$49	$24
Edible Oil Products	3	(1)
Milling Products	-	(1)
Sugar & Bioenergy	5	-
Fertilizer	(1)	(1)
Total	$56	$21
Segment EBIT:
Agribusiness	$109	$282
Edible Oil Products	36	30
Milling Products	9	22
Sugar & Bioenergy	(17)	(14)
Fertilizer	(4)	2
Total Segment EBIT (3)	$133	$322

Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
(US$ in millions)	2017	2016
Assets
Cash and cash equivalents	$676	$934
Time deposits under trade structured finance program	26	64
Trade accounts receivable, net	1,671	1,676
Inventories (6)	5,188	4,773
Other current assets	4,447	3,645
Total current assets	12,008	11,092
Property, plant and equipment, net	5,351	5,099
Goodwill and other intangible assets, net	862	709
Investments in affiliates	419	373
Time deposits under trade structured finance program	464	464
Other non-current assets	1,516	1,451
Total assets	$20,620	$19,188
Liabilities and Equity
Short-term debt	$503	$257
Current portion of long-term debt	938	938
Letter of credit obligations under trade structured finance program	490	528
Trade accounts payable	3,898	3,485
Other current liabilities	2,787	2,476
Total current liabilities	8,616	7,684
Long-term debt	3,266	3,069
Other non-current liabilities	1,105	1,092
Total liabilities	12,987	11,845
Total equity	7,633	7,343
Total liabilities and equity	$20,620	$19,188

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Quarter Ended
	March 31,
(US$ in millions)	2017	2016
Operating Activities
Net income (loss) (4)	$48	$232
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Foreign exchange loss (gain) on debt	14	78
Depreciation, depletion and amortization	130	113
Other, net	24	68
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable, net	27	(301)
Inventories	(252)	(222)
Net unrealized gain/loss on derivative contracts	(259)	(410)
Margin deposits	(83)	100
Trade accounts payable and accrued liabilities	421	442
Other, net	(117)	(23)
Cash provided by (used for) operating activities	(47)	77
Investing Activities
Payments made for capital expenditures	(182)	(110)
Acquisitions of businesses (net of cash acquired)	(367)	-
Proceeds from investments	59	158
Payments for investments	(65)	(251)
Payments for investments in affiliates	(45)	(11)
Other, net	(7)	2
Cash provided by (used for) investing activities	(607)	(212)
Financing Activities
Net borrowings (repayments) of short-term debt	228	185
Net proceeds (repayments) of long-term debt	174	284
Repurchases of common shares	-	(181)
Proceeds from the exercise of option for common shares	46	-
Dividends paid	(67)	(62)
Other, net	(5)	(7)
Cash provided by (used for) financing activities	376	219
Effect of exchange rate changes on cash and cash equivalents	20	28
Net increase (decrease) in cash and cash equivalents	(258)	112
Cash and cash equivalents, beginning of period	934	411
Cash and cash equivalents, end of period	$676	$523

	Definition and Reconciliation of Non-GAAP Measures

This earnings release contains certain “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934. Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below. These measures may not be comparable to similarly titled measures used by other companies.

Total Segment EBIT and Total Segment EBIT, adjusted

Bunge uses total segment earnings before interest and taxes (“Total Segment EBIT”) to evaluate Bunge’s operating performance. Total Segment EBIT is the aggregate of each of our five reportable segments’ earnings before interest and taxes. Total Segment EBIT, adjusted, is calculated by excluding certain gains and charges as described above in “Additional Financial Information” from Total Segment EBIT.  Total Segment EBIT and Total Segment EBIT, adjusted are non-GAAP financial measures and are not intended to replace net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. Bunge’s management believes these non-GAAP measures are a useful measure of its reportable segments’ operating profitability, since the measures allow for an evaluation of segment performance without regard to their financing methods or capital structure. For this reason, operating performance measures such as these non-GAAP measures are widely used by analysts and investors in Bunge’s industries. These non-GAAP measures are not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income (loss) or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of Net income attributable to Bunge to Total Segment EBIT, adjusted:

	Quarter Ended
	March 31,
(US$ in millions)	2017	2016
Net income (loss) attributable to Bunge	$47	$235
Interest income	(12)	(10)
Interest expense	65	57
Income tax expense (benefit)	28	34
(Income) loss from discontinued operations, net of tax	6	9
Noncontrolling interest share of interest and tax	(1)	(3)
Total Segment EBIT	133	322
Certain (gains) and charges	6	-
Total Segment EBIT, adjusted	$139	$322

	Net Income (loss) per common share from continuing operations-diluted, adjusted

Net income (loss) per common share from continuing operations-diluted, adjusted, excludes certain gains and charges and discontinued operations and is a non-GAAP financial measure. This measure is not a measure of earnings per common share-diluted, the most directly comparable U.S. GAAP financial measure. It should not be considered as an alternative to earnings per share-diluted or any other measure of consolidated operating results under U.S. GAAP.  Net income (loss) per common share from continuing operations-diluted, adjusted is a useful measure of the Company’s profitability.

Below is a reconciliation of Net income (loss) per common share from continuing operations - diluted, adjusted to Net income (loss) per common share–diluted:

	Quarter Ended March 31,
	2017	2016
Continuing operations:
Net income (loss) per common share - diluted adjusted
(excluding certain gains & charges and
discontinued operations)	$0.35	$1.41
Certain gains & charges (see Additional
Financial Information section)	(0.04)	0.19
Net income (loss) per common share - continuing operations	0.31	1.60

Discontinued operations	(0.04)	(0.06)

Net income (loss) per common share-diluted	$0.27	$1.54

	Notes

  Sugar & Bioenergy:

(1)	2017 EBIT includes a $(6) million pre-tax restructuring charge.

  Income Taxes:

(2)
2016 income tax benefits (charges) include benefits of $60 million, net of reserves, recorded for the change in a tax election in North America, offset by a charge of $(32) million recorded for an uncertain tax position related to Asia.

  Notes to Financial Tables:

(3)	See Definition and Reconciliation of Non-GAAP Measures.

(4)	A reconciliation of Net income attributable to Bunge to net income (loss) is as follows:

	Three Months Ended
	March 31,
	2017	2016
Net income (loss) attributable to Bunge	$47	$235
EBIT attributable to noncontrolling interest	2	-
Noncontrolling interest share of interest and tax	(1)	(3)
Net income (loss)	$48	$232

(5)
Weighted-average common shares outstanding-diluted for the quarter ended March 31, 2017 excludes the dilutive effect of approximately 2 million of outstanding stock options and contingently issuable restricted stock units as the effect of conversion would not have been dilutive.  Approximately 8 million weighted-average common shares that are issuable upon conversion of the convertible preference shares were not dilutive and not included in the weighted-average number of common shares outstanding for the quarter ended March 31, 2017.

Weighted-average common shares outstanding-diluted for the quarter ended March 31, 2016 excludes the dilutive effect of approximately 7 million of outstanding stock options and contingently issuable restricted stock units as the effect of conversion would not have been dilutive.

(6)
Includes readily marketable inventories of $4,137 million and $3,855 million at March 31, 2017 and December 31, 2016, respectively. Of these amounts $2,990 million and $2,523 million, respectively, are attributable to merchandising activities.

(7)
The Oilseed business included in our Agribusiness segment consists of our global activities related to the crushing of oilseeds (including soybeans, canola, rapeseed and sunflower seed) into protein meals and vegetable oils; the trading and distribution of oilseeds and oilseed products; and biodiesel production, which is primarily conducted through joint ventures.

The Grains business included in our Agribusiness segment consists primarily of our global grain origination activities, which principally conduct the purchasing, cleaning, drying, storing and handling of corn, wheat, barley, rice and oilseeds at our network of grain elevators; the logistical services for distribution of these commodities to our customer markets through our port terminals and transportation assets (including trucks, railcars, barges and ocean vessels); and financial services and activities for customers from whom we purchase commodities and other third parties.